CUSIP No. 03782L101

EXHIBIT A

TRANSACTIONS EFFECTED IN THE LAST SIXTY DAYS

All of the below transactions in the Common Stock were traded in the ordinary course on the NASDAQ Stock Market.

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Qualified Master Fund, LP and effected the below transactions.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
10/04/2023	Sale	748,603	$41.43

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Capital, LP and effected the below transactions.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
10/04/2023	Sale	1,397	$41.43